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                                                           EXHIBIT 99.(a)(5)(vi)




                                Contact:  Jim Taft (Media) (310) 201-3335
                                          Gaston Kent (Investors) (310) 201-3423
For Immediate Release

NORTHROP GRUMMAN COMMENCES CASH TENDER OFFER
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FOR SHARES OF LITTON INDUSTRIES INC.
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     LOS ANGELES -- Jan. 8, 2001 -- Northrop Grumman Corporation (NYSE: NOC)
announced today that it commenced its cash tender offer on Friday, Jan. 5, 2001, for all outstanding shares of Litton Industries Inc. (NYSE: LIT) for $80 per common share and $35 per Series B preferred share. The offer and withdrawal rights will expire at midnight E.S.T. on Friday, Feb. 2, 2001, unless the offer is extended. Requests for assistance or for copies of the offer materials should be directed to the information agent for the offer, Georgeson Shareholder Communications Inc., at 800-223-2064.

     Northrop Grumman also stated that it filed documents for review under the Hart-Scott-Rodino Act on Thursday, Jan. 4, 2001, with the appropriate governmental agencies.

     On Dec. 21, 2000, Northrop Grumman and Litton jointly announced that they had signed a definitive agreement under which Northrop Grumman will acquire Litton in a cash transaction valued at approximately $5.1 billion, which includes the assumption of Litton's $1.3 billion in net debt. The transaction is expected to close within the first quarter of 2001.

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NORTHROP GRUMMAN COMMENCES CASH TENDER OFFER
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FOR SHARES OF LITTON INDUSTRIES INC.
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     Northrop Grumman Corporation, headquartered in Los Angeles, is a world-
class, high technology company providing innovative solutions in systems integration, defense electronics and information technology for its U.S. and international military, government and commercial customers, as a prime contractor, principal subcontractor, team member or preferred supplier. The company had revenues of $7.6 billion in 1999 (restated) and has a workforce of approximately 39,000 employees.

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